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                                                                    Exhibit 6(a)

                             UNDERWRITING AGREEMENT

                  This UNDERWRITING AGREEMENT, made this 8th day of September, 1986, by and between ADDISON CAPITAL SHARES, INC., a Maryland corporation (the "Fund") and JANNEY MONTGOMERY SCOTT INC., a Delaware corporation (the "Distributor").

                  WHEREAS, the Fund is registered as an open-end, diversified investment company under the Investment Company Act of 1940 (the "1940 Act") and has registered its shares of common stock (the "Shares") for sale to the public under the Securities Act of 1933 (the "1933 Act") and various state securities laws; and

                  WHEREAS, the Fund wishes to retain the Distributor as the principal underwriter in connection with the offering and sale of the Shares and to furnish certain other services to the Fund as specified in this Agreement; and

                  WHEREAS, this Agreement has been approved by a vote of the Fund's Board of Directors and certain disinterested directors in conformity with Paragraph (b)(2) of Rule 12b-1 under the 1940 Act; and

                  WHEREAS, the Distributor is willing to act as principal underwriter and to furnish such services on the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound, the Fund and the Distributor agree as follows:

                  1. The Fund hereby appoints the Distributor as principal underwriter in connection with the offering and sale of the Shares. The Fund authorizes the Distributor, as exclusive agent for the Fund, subject to applicable federal and state law and the Articles of

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Incorporation and By-Laws of the Fund: (a) to promote the Fund; (b) to solicit orders for the purchase of the Shares subject to such terms and conditions as the Fund may specify; and (c) to accept orders for the purchase of the Shares on behalf of the Fund. The Distributor shall comply with all applicable federal and state laws and offer the Shares on an agency or "best efforts" basis under which the Fund shall only issue such Shares as are actually sold.

                  2. The public offering price of each Share shall be (a) the net asset value per share (as determined by the Fund) of the outstanding Shares of the Fund Plans (b) a sales charge equal to 3% of such net asset value per share, subject to reduction in the circumstances set forth in the Fund's current Prospectus. The Fund shall furnish the Distributor with a statement of each computation of the public offering price of Shares and of the details entering into such computation.

                  3. (a) As compensation for the services performed and the expenses assumed by the Distributor under this Agreement including, but not limited to, any commissions paid for sales of Shares, the Fund shall pay the Distributor, as promptly as possible after the last day of each month, an amount equal to (i) the aggregate of the per share loads paid on sales of Shares during such month, plus (ii) a fee (the "Distribution Fee"), calculated daily, of 0.65% per annum of the Fund's average daily net assets. The first payment of this amount shall be made as promptly as possible at the end of the month next succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due the Distributor for all services performed prior to that date.

                  (b) If this Agreement is terminated as of any date not the last day of a month, the amounts due under this section shall be paid as promptly as possible after such date of

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termination, and the fee described in clause (a)(ii) shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month.

                  (c) The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board of Directors of the Fund.

                  (d) If the expenses borne by the Fund in any fiscal year exceed the applicable expense limitations imposed by the securities regulations of any state in which Fund shares are registered or qualified for sale to the public, the Distributor will reimburse the Fund for its pro rate share of the excess up to the amount of the Distribution Fee payable to it during the fiscal year pursuant to subclause (a)(ii) above. The Distributor's "pro rata share of the excess" shall mean the percentage reduction of the Distributor's fee that is equal, on a percentage basis, to a reduction of the normal advisory fee due to the Fund's Investment Adviser for such year, such that the sum, in dollars of both reductions equals, in aggregate, the total excess.

                  (e) Each payment due under this Section 3 shall be accompanied by a report of the Fund prepared either by the Fund or by a reputable firm of independent accountants which shall show the amount properly payable to the Distributor under this Agreement and the detailed computation thereof.

                  4. As used in this Agreement, the term "Registration Statement" shall mean the Registration Statement most recently filed by the Fund with the Securities and Exchange Commission and effective under the 1933 Act, as such Registration Statement is amended by any


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amendments thereto at the time in effect, and the term "Prospectus" shall mean the form of prospectus filed by the Fund as part of the Registration Statement.

                  5. The Distributor, at no expense to the Fund, shall print and distribute to prospective investors Prospectuses, and may print and distribute such other sales literature, reports, forms, and advertisements in connection with the sale of the Shares as comply with the applicable provisions of federal and state law. The Distributor shall also pay its brokers commissions on sales of Fund shares made by or through them, except that no commission need be paid when the sale price does not include a per share load. In connection with such sales and offers of sale, the Distributor shall give only such information and make only such statements or representations as are contained in the Registration Statement or in information furnished in writing to the Distributor by the Fund, and the Fund shall not be responsible in any way for any other information, statements or representations given or made by Distributor or its representatives or agents. Except as specifically provided in this Agreement, the Fund shall bear none of the expenses of the Distributor in connection with its offer and sale of the Shares.

                  6. The Fund agrees, at its own expense, to register the Shares with the Securities and Exchange Commission, state and other regulatory bodies, and to prepare and file from time to time such Prospectuses, amendments, reports and other documents as may be necessary to maintain the Registration Statement. The Fund shall bear all expenses related to preparing and typesetting such Prospectuses and other materials required by law and such other expenses, including printing and mailing expenses. Related to the Fund's communications with persons who are stockholders of the Fund.


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                  7. The Fund agrees to indemnify, defend and hold harmless the
Distributor, its several officers and directors, and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers and directors, or any such controlling person may incur, under the 1933 Act or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement or Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, provided that in no event shall anything contained in this Agreement be construed as to protect the Distributor against any liability to the Fund or its stockholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

                  8. The Distributor agrees to indemnify, defend and hold the Fund, its several officers and directors, and any person who controls the Fund within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Fund, its officers or directors, or any such controlling person may incur, under the 1933 Act or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Fund for use in the Registration


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Statement or Prospectus or arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or Prospectus or necessary to make such information not misleading.

                  9. The Fund reserves the right at any time to withdraw all offerings of the Shares by written notice to the Distributor at its principal office.

                  10. The Fund shall not issue certificates representing Shares unless requested by a shareholder. If such request is transmitted through the Distributor, the Fund will cause certificates evidencing the Shares owned to be issued in such names and denominations as the Distributor shall from time to time direct, provided that no certificates shall be issued for fractional Shares.

                  11. The Distributor may at its sole discretion repurchase Shares offered for sale by the stockholders. A repurchase of Shares by the Distributor shall be at the net asset value next determined after a repurchase order has been received. The Distributor will receive no commission or other remuneration for repurchasing Shares. At the end of each business day, the Distributor shall notify by telex or in writing, the Fund and Provident Financial Processing Corporation, the Fund's transfer agent, of the orders for repurchase of shares received by the Distributor since the last such report, the amount to be paid for such Shares, and the identity of the stockholders offering Shares for repurchase. Upon such notice, the Fund shall pay the Distributor such amounts as are required by the Distributor for the repurchase of such Shares in cash or in the form of a credit against moneys due the Fund from the Distributor as proceeds from the sale of Shares. The Fund reserves the right to suspend such repurchases upon written notice to the Distributor. The Distributor further agrees to act as agent for the Fund to receive


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and transmit promptly to the Fund's transfer agent shareholder requests for redemption of Shares.

                  12. The Distributor is an independent contractor and shall be agent for the Fund only in respect to the sale and redemption of the Shares.

                  13. The services of the Distributor to the Fund under this Agreement are not to be deemed exclusive, and the Distributor shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

                  14. The Distributor shall prepare reports for the Board of Directors of the Fund on a quarterly basis showing such information concerning expenditures related to this Agreement as from time to time shall be reasonably requested by the Board of Directors.

                  15. As used in this Agreement, the terms "securities", and "net assets", shall have the meanings ascribed to them in the Articles of Incorporation of the Fund; and the terms "assignment", "interested person", and "Majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

                  16. Subject to the provisions of paragraph 17 below, this Agreement will remain in effect for two years from the date of its execution and from year to year thereafter, provided however that (a) the Distributor does not notify the Fund in writing at least sixty (60) days prior to the expiration date in any year that it does not wish continuance of the Agreement for an additional year, (b) such continuance is specifically approved at least annually (i) by a majority vote of the Fund's Board of Directors, and (ii) by the vote of a majority of the directors of the Fund who are not interested persons of the Fund and who have no direct or indirect


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financial interest in the operation of the Fund's Distribution Plan pursuant to
Rule 12b-1 under the 1940 Act (the "12b-1 Plan"), in this Agreement or in any agreement related to the Fund's Distribution Plan (the "Rule 12b-1 Directors"), cast in person at a meeting called for the purpose of voting on such approval, and (c) the amount of the Distribution Fee may be reduced or eliminated after the date one year from the date hereof if the Fund's 12b-1 Plan is discontinued or modified to provide for a lower Distribution Fee, in which event the Distributor shall have the option of terminating this Agreement on sixty (60) days notice.

                  17. This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Fund or by the Distributor on sixty (60) days' written notice to the other party. The Fund may effect such termination by a vote of (i) a majority of the Board of Directors of the Fund, (ii) a majority of the Fund's 12b-1 Directors, or (iii) a majority of the outstanding voting securities of the Fund.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by their officers thereunto duly authorized.

(SEAL)                                       ADDISON CAPITAL SHARES, INC.

Attest:

/s/ Radcliffe Cheston                      By:   /s/ Jay Massey
--------------------------------              --------------------------------
         Secretary                                    President

(SEAL)                                       JANNEY MONTGOMERY SCOTT INC.

Attest:

/s/ W. Gresham O'Malley                    By:   /s/ Edgar Scott, Jr.
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         Secretary                             Co-Chairman of the Board of
                                               Directors


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